Exhibit 99.1

Contacts:

Investors:	Media:
Risa Fisher	Adam Grossberg
rfisher@webmd.net	agrossberg@webmd.net
212-624-3817	212-624-3790

WEBMD ANNOUNCES REPURCHASE OF SHARES FROM ICAHN GROUP

New York, NY (October 21, 2013) – WebMD Health Corp. (NASDAQ: WBMD), the leading source of health information, today announced that it has entered into an agreement to repurchase all of the shares of WebMD common stock beneficially owned by Carl C. Icahn and certain of his affiliates, at a purchase price of $32.08 per share, the NASDAQ Official Closing Price of WebMD’s common stock on October 18, 2013. The total purchase price for the approximately 5.5 million shares will be $177.3 million and will be funded from WebMD’s cash and cash equivalents on hand. This transaction is expected to be completed today.

“Our decision to repurchase these shares reflects our belief that, as the healthcare landscape continues to evolve, the combination of WebMD’s trusted brand, industry-leading scale, high-quality consumer and professional audiences and customer relationships provides us with a strong foundation to deliver long-term growth,” said David Schlanger, Chief Executive Officer, WebMD.

Inclusive of this transaction, since June 30, 2013, WebMD has repurchased approximately 10.8 million shares of its common stock and $148 million principal amount of its 2.25% Convertible Notes due 2016.

After this transaction, WebMD will have approximately 40.4 million shares of its common stock outstanding (including approximately 0.9 million unvested shares of restricted stock) and expects to have approximately $550 million in cash and cash equivalents and $652 million in aggregate principal amount of convertible notes outstanding.

The repurchase announced today was made outside of WebMD’s existing share repurchase program and approximately $54 million remains available for repurchases under that program.

About WebMD

WebMD Health Corp. (NASDAQ: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications.

The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, eMedicineHealth, RxList, theheart.org, Medscape Education and other owned WebMD sites.

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: the effects of the transaction described in this press release; and our beliefs as to market opportunities and our ability to capitalize on them. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; regulatory and other factors affecting our relationships with customers and their use of our products and services; our ability to attract and retain qualified personnel; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Additional information about these risks and uncertainties can be found in our Securities and Exchange Commission filings and this press release is intended to be read in conjunction with those filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.